UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2020

Tilray, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38594	82-4310622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Maughan Rd. Nanaimo, BC, Canada		V9X 1J2
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 845-7291

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 2 Common Stock, $0.0001 par value per share	TLRY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 28, 2020, Tilray, Inc. (“Tilray”) held its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) at 10:00AM Pacific Time. At the Annual Meeting, Tilray’s stockholders voted on four proposals, each of which is described in more detail in Tilray’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2020. The following is a brief description of each matter voted upon and the certified voting results.

Proposal No. 1—Election of Directors

Stockholders elected both nominees for Class II director to serve until Tilray’s 2023 Annual Meeting of Stockholders and until her respective successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The final voting results were as follows:

Director Name	Votes For	Votes Withheld	Broker Non-Votes
Maryscott Greenwood	9,009,780	185,946,055	25,920,216
Christine St.Clare	192,794,629	2,161,206	25,920,216

Proposal No. 2—Approval of Issuance of Securities for Purposes of Nasdaq Listing Rule 5635(d)

Stockholders approved the issuance of securities for purposes of Nasdaq Listing Rule 5635(d), required as a result of the price protection (e.g. anti-dilution) feature included in the warrants issued by Tilray in March 2020.

Votes For	Votes Against	Abstentions	Broker Non-Votes
112,774,544	81,377,188	804,103	25,920,216

Proposal No. 3—Ratification of Appointment of Auditors

Stockholders ratified the selection by the Audit Committee of Tilray’s Board of Directors (the “Board”) of Deloitte LLP as Tilray’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The final voting results were as follows:

Votes For	Votes Against	Abstentions
218,560,553	1,221,527	1,093,971

Proposal No. 4—Advisory Vote on Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation

Stockholders indicated, on an advisory basis, the preferred frequency to solicit an advisory vote approving executive compensation.

Every Year	Every Two Years	Every Three Years	Abstentions
84,632,923	109,585,743	547,422	189,747

The Board recommended that an advisory vote on executive compensation be held every two years, and “Every Two Years” received the most votes.  Tilray has decided, consistent with the vote of its stockholders and the recommendation from the Board, to submit a separate resolution on the compensation of its named executive officers to Tilray’s stockholders for an advisory vote every two years in its proxy materials (the next such vote being at the 2021 Annual Meeting of Stockholders of Tilray) until the next required vote on the frequency of stockholder votes on the compensation of Tilray’s named executive officers (which would be at the 2026 Annual Meeting of Stockholders of Tilray, unless presented earlier).

Item 8.01Other Events.

Lock-Up Release

As previously announced, on December 12, 2019, Tilray completed its transaction with Privateer Holdings, Inc., a Delaware corporation (“Privateer”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 9, 2019 (the “Merger Agreement”) by and among Tilray, Privateer, Down River Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Tilray and Michael Blue, as the Stockholder Representative. Pursuant to the terms described in the Merger Agreement, Privateer merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Tilray.

Pursuant to the Merger Agreement, each Privateer equity holder who received shares of Tilray common stock in the Merger is subject to a lock-up (the “Lock-Up Agreement”) allowing for the sale of such shares only under certain circumstances over a two-year period. During the first year following the closing of the Merger, the Lock-Up Agreement provides that the subject shares are permitted to be sold pursuant to certain offerings, block trades or strategic sales approved or arranged by Tilray, at the discretion of its Board of Directors. At the end of the first year, the lock-up restrictions lapse with respect to 50% of the total shares subject to the Lock-Up Agreement (with permitted sales being credited towards and included in such 50%) will be released. Over the course of the second year following the closing of the Merger, the remaining shares will be subject to a staggered release in four equal quarterly increments.

On May 29, 2020, the Board unanimously approved the pro rata release of 19.5 million shares of Class 1 and Class 2 common stock from the Lock-Up Agreement as a permitted sale (the “Waiver and Release”), waiving the release requirements included in the Lock-Up Agreement and treating the release of such shares as permitted sales. The Waiver and Release will take effect prior to trading on June 5, 2020, and the released shares may be sold on or after that date, subject to applicable securities law or contractual limitations.  This Waiver and Release is in addition to the previously approved and announced pro rata release of 11 million shares of Class 2 common stock that was effective on April 3, 2020.

The Waiver and Release will apply on a pro rata basis to each former Privateer equity holder who received shares of or options to purchase Tilray Class 1 and Class 2 common stock in the Merger, including certain of Tilray’s officers and directors.

The Waiver and Release of these shares, together with the previously approved and released shares, represents approximately 40.2% of the originally locked-up shares (including for purposes of such percentage calculation shares that remain subject to escrow and/or subject to outstanding assumed stock options).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tilray, Inc.

Date: June 2, 2020	By:	/s/ Brendan Kennedy
Brendan Kennedy
President and Chief Executive Officer

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